Exhibit 10.37

By clicking to agree to this Schedule 2, which is hereby offered to You by Apple, You agree with Apple to amend that certain Apple Developer Program License Agreement currently in effect between You and Apple (the “Agreement”) to add this Schedule 2 thereto (supplanting any existing Schedule 2). Except as otherwise provided herein, all capitalized terms shall have the meanings set forth in the Agreement.

Schedule 2

1.	Appointment of Agent and Commissionaire

1.1    You hereby appoint Apple and Apple Subsidiaries (collectively “Apple”) as: (i) Your agent for the marketing and delivery of the Licensed Applications to End-Users located in those regions listed on Exhibit A, Section 1 to this Schedule 2, subject to change; and (ii) Your commissionaire for the marketing and delivery of the Licensed Applications to End-Users located in those regions listed on Exhibit A, Section 2 to this Schedule 2, subject to change, during the Delivery Period. The most current list of App Store regions among which You may select shall be set forth in the App Store Connect tool and may be updated by Apple from time to time. You hereby acknowledge that Apple will market and make the Licensed Applications available for download by End-Users through one or more App Stores, for You and on Your behalf. For purposes of this Schedule 2, the following definitions apply:

(a)    “You” shall include App Store Connect users authorized by You to submit Licensed Applications and associated metadata on Your behalf; and

(b)    “End-User” includes individual purchasers as well as eligible users associated with their account via Family Sharing or Legacy Contacts. For institutional customers, “End-User” shall mean the individual authorized to use the Licensed Application by the institutional purchaser, the institutional administrator responsible for management of installations on shared devices, as well as authorized institutional purchasers themselves, including educational institutions approved by Apple, which may acquire the Licensed Applications for use by their employees, agents, and affiliates.

(c)    For the purposes of this Schedule 2, the term “Licensed Application” shall include any content, functionality, extensions, stickers, or services offered in the software application.

1.2    In furtherance of Apple’s appointment under Section 1.1 of this Schedule 2, You hereby authorize and instruct Apple to:

(a)    market, solicit, and obtain orders on Your behalf for Licensed Applications from End-Users located in the regions identified by You in the App Store Connect tool;

(b)    provide hosting services to You subject to the terms of the Agreement, in order to allow for the storage of, and End-User access to, the Licensed Applications and to enable third party hosting of such Licensed Applications solely as otherwise licensed or authorized by Apple;

(c)    make copies of, format, and otherwise prepare Licensed Applications for acquisition and download by End-Users, including adding the Security Solution and other optimizations identified in the Agreement;

(d)    allow or, in the case of cross-border assignments of Volume Content purchases, arrange for End- Users to access and re-access copies of the Licensed Applications, so that End-Users may acquire and electronically download those Licensed Applications developed by You, Licensed Application Information, and associated metadata through one or more App Stores. In addition, You hereby authorize distribution of Your Licensed Applications under this Schedule 2 for use by: (i) multiple End-Users when the Licensed Application is purchased by an individual account associated with other family members via Family Sharing, including at Your election as indicated in the App Store Connect tool, purchases made prior to the execution of this Schedule 2; (ii) eligible Legacy Contacts of an End-User to access Your Licensed Application along with associated information and metadata stored in iCloud as described in https://support.apple.com/kb/HT212360; and (iii) a single institutional customer via the Volume Content Service for use by its End-Users and/or for installation on devices with no associated Apple IDs that are owned or controlled by that institutional customer in accordance with the Volume Content Terms, conditions, and program requirements;

(e)    issue invoices for the purchase price payable by End-Users for the Licensed Applications;

(f)    use (i) screen shots, previews, and/or up to 30 second excerpts of the Licensed Applications; (ii) trademarks and logos associated with the Licensed Applications; and (iii) Licensed Application Information, for promotional purposes in marketing materials and gift cards and in connection with vehicle displays, excluding those portions of the Licensed Applications, trademarks or logos, or Licensed Application Information which You do not have the right to use for promotional purposes, and which You identify in writing at the time that the Licensed Applications are delivered by You to Apple under Section 2.1 of this Schedule 2, and use images and other materials that You may provide to Apple, at Apple’s reasonable request, for promotional purposes in marketing materials and gift cards and in connection with vehicle displays;

(g)    otherwise use Licensed Applications, Licensed Application Information and associated metadata as may be reasonably necessary in the marketing and delivery of the Licensed Applications in accordance with this Schedule 2. You agree that no royalty or other compensation is payable for the rights described above in Section 1.2 of this Schedule 2; and

(h)    facilitate distribution of pre-release versions of Your Licensed Applications (“Beta Testing”) to End-Users designated by You in accordance with the Agreement, availability, and other program requirements as updated from time to time in the App Store Connect tool. For the purposes of such Beta Testing, You hereby waive any right to collect any purchase price, proceeds or other remuneration for the distribution and download of such pre-release versions of Your Application. You further agree that You shall remain responsible for the payment of any royalties or other payments to third parties relating to the distribution and use of Your pre-release Licensed Applications, as well as compliance with any and all laws for territories in which such Beta Testing takes place. For the sake of clarity, no commission shall be owed to Apple with respect to such distribution.

1.3    The parties acknowledge and agree that their relationship under this Schedule 2 is, and shall be, that of principal and agent, or principal and commissionaire, as the case may be, as described in Exhibit A, Section 1 and Exhibit A, Section 2, respectively, and that You, as principal, are, and shall be, solely responsible for any and all claims and liabilities involving or relating to, the Licensed Applications, as provided in this Schedule 2. The parties acknowledge and agree that Your appointment of Apple as Your agent or commissionaire, as the case may be, under this Schedule 2 is non-exclusive. You hereby represent and warrant that You own or control the necessary rights in order to appoint Apple and Apple Subsidiaries as Your worldwide agent and/or commissionaire for the delivery of Your Licensed Applications, and that the fulfillment of such appointment by Apple and Apple Subsidiaries shall not violate or infringe the rights of any third party.

1.4    For purposes of this Schedule 2, the “Delivery Period” shall mean the period beginning on the Effective Date of the Agreement, and expiring on the last day of the Agreement or any renewal thereof; provided, however, that Apple’s appointment as Your agent and commissionaire shall survive expiration of the Agreement for a reasonable phase-out period not to exceed thirty (30) days and further provided that, solely with respect to Your End-Users, subsections 1.2(b), (c), and (d) of this Schedule 2 shall survive termination or expiration of the Agreement unless You indicate otherwise pursuant to sections 5.1 and 7.2 of this Schedule 2.

2.	Delivery of the Licensed Applications to Apple

2.1    You will deliver to Apple, at Your sole expense, using the App Store Connect tool or other mechanism provided by Apple, the Licensed Applications, Licensed Application Information and associated metadata, in a format and manner prescribed by Apple, as required for the delivery of the Licensed Applications to End-Users in accordance with this Schedule 2. Metadata You deliver to Apple under this Schedule 2 will include: (i) the title and version number of each of the Licensed Applications; (ii) the regions You designate, in which You wish Apple to allow End-Users to download those Licensed Applications; (iii) any copyright or other intellectual property rights notices; (iv) Your privacy policy; (v) Your End-User license agreement (“EULA”), if any, in accordance with Section 4.2 of this Schedule 2; and (vi) any additional metadata set forth in the Documentation and/or the App Store Connect tool as may be updated from time to time, including metadata designed to enhance search and discovery of content on Apple-branded hardware.

2.2    All Licensed Applications will be delivered by You to Apple using software tools, a secure FTP site address and/or such other delivery methods as prescribed by Apple.

2.3    You hereby certify that all of the Licensed Applications You deliver to Apple under this Schedule 2 are authorized for export from the United States to each of the regions listed on Exhibit A, in accordance with the requirements of all applicable laws, including but not limited to the United States Export Administration Regulations, 15 C.F.R. Parts 730-774. You further represent and warrant that all versions of the Licensed Applications You deliver to Apple are not subject to the International Traffic In Arms Regulations 22 C.F.R. Parts 120-130 and are not designed, made, modified or configured for any military end users or end uses. Without limiting the generality of this Section 2.3, You certify that (i) none of the Licensed Applications contains, uses or supports any data encryption or cryptographic functions; or (ii) in the event that any Licensed Application contains, uses or supports any such data encryption or cryptographic functionality, You certify that You have complied with the United States Export Administration Regulations, and are in possession of, and will upon request provide Apple with, PDF copies of export classification ruling (CCATS) issued by the United States Commerce Department, Bureau of Industry and Security (“BIS”) or any self-classification reports submitted to the BIS, and appropriate authorizations from other regions that mandate import authorizations for that Licensed Application, as required. You acknowledge that Apple is relying upon Your certification in this Section 2.3 in allowing End-Users to access and download the Licensed Applications under this Schedule 2. Except as provided in this Section 2.3, Apple will be responsible for compliance with the requirements of the Export Administration Regulations in allowing End-Users to access and download the Licensed Applications under this Schedule 2.

2.4    You shall be responsible for determining and implementing any age ratings or parental advisory warnings required by the applicable government regulations, ratings board(s), service(s), or other organizations (each a “Ratings Board”) for any video, television, gaming or other content offered in Your Licensed Application for each locality in the Territory. Where applicable, You shall also be responsible for providing any content restriction tools or age verification functionality before enabling end-users to access mature or otherwise regulated content within Your Licensed Application.

3.	Delivery of the Licensed Applications to End-Users

3.1    You acknowledge and agree that Apple, in the course of acting as agent and/or commissionaire for You, is hosting, or pursuant to Section 1.2(b) of this Schedule 2 may enable authorized third parties to host, the Licensed Applications, and is allowing the download of those Licensed Applications by End-Users, on Your behalf. However, You are responsible for hosting and delivering content or services sold by You using the In-App Purchase API, except for content that is included within the Licensed Application itself (i.e., the In-App Purchase simply unlocks the content) or content hosted by Apple pursuant to section 3.3 of Attachment 2 to the Agreement. All of the Licensed Applications shall be marketed by Apple, on Your behalf, to End-Users at prices identified in a price tier and designated by You, in Your sole discretion, from the pricing schedule set forth in the App Store Connect tool, which may be updated from time to time by Apple. In addition, You may, at Your election via App Store Connect, instruct Apple to market the Licensed Applications at a discount of 50% of Your established price tier for authorized institutional customers. You may change the price tier for any Licensed Application at any time, at Your discretion, in accordance with the pricing schedule set forth in the App Store Connect tool as may be updated from time to time. As Your agent and/or commissionaire, Apple shall be solely responsible for the collection of all prices payable by End-Users for Licensed Applications acquired by those End-Users under this Schedule 2.

3.2    In the event that the sale or delivery of any of the Licensed Applications to any End-User is subject to any sales, use, goods and services, value added, telecommunications or other similar tax or levy, under applicable law, responsibility for the collection and remittance of that tax for sales of the Licensed Applications to End-Users will be determined in accordance with Exhibit B to this Schedule 2 as updated from time to time via the App Store Connect site. You are solely responsible for selecting and maintaining accurate inputs for tax categorization for Your Licensed Applications via the App Store Connect site, which may be updated from time to time. Such tax categorization will be applied to the sale and delivery of Your Licensed Applications. Any adjustments that You make to the tax categorization for Your Licensed Applications will take effect for future sales of Licensed Applications after Apple has processed the adjustment within a reasonable period of time. Adjustments that You make to the tax categorization for Your Licensed Applications will not apply to any sales of Licensed Applications occurring before Apple has processed Your tax categorization adjustment.

If the tax categorization of Your Licensed Applications is deemed to be inaccurate by any tax authority, You are solely responsible for the tax consequences. If Apple deems in its reasonable discretion that the tax categorization of Your Licensed Applications is inaccurate, Apple reserves the right to hold in trust amounts owed to You, until such time as You correct the tax categorization. Upon correction of the tax categorization, Apple will deduct any penalties and interest resulting from the inaccuracy, and remit to You any remaining amounts held in trust by Apple for You, without interest, in accordance with the provisions of this Schedule 2. You shall indemnify and hold Apple harmless against any and all claims by any tax authority for any underpayment or overpayment of any sales, use, goods and services, value added, telecommunications or other tax or levy, and any penalties and/or interest thereon.

3.3    In furtherance of the parties’ respective tax compliance obligations, Apple requires that You comply with the requirements listed on Exhibit C to this Schedule 2 or on App Store Connect depending upon, among other things, (i) Your region of residence and (ii) the regions designated by You in which You wish Apple to allow access to the Licensed Applications. In the event that Apple collects any amounts corresponding to the purchase price for any of Your Licensed Applications before You have provided Apple with any tax documentation required under Exhibit C to this Schedule 2, Apple may decide to not remit those amounts to You, and to hold those amounts in trust for You, until such time as You have provided Apple with the required tax documentation. Upon receipt of all required tax documents from You, Apple will remit to You any amounts held in trust by Apple for You, without interest, under this Section 3.3, in accordance with the provisions of this Schedule 2.

3.4    Apple shall be entitled to the following commissions in consideration for its services as Your agent and/or commissionaire under this Schedule 2:

(a)    For sales of Licensed Applications to End-Users, Apple shall be entitled to a commission equal to thirty percent (30%) of all prices payable by each End-User. Solely for auto-renewing subscription purchases made by customers who have accrued greater than one year of paid subscription service within a Subscription Group (as defined below) and notwithstanding any Retention Grace Periods or Renewal Extension Periods, Apple shall be entitled to a commission equal to fifteen percent (15%) of all prices payable by each End-User for each subsequent renewal. Retention Grace Period refers to the time period between the end of a customer’s subscription (e.g., due to cancelation or non-payment) and the beginning of a new subscription within the same Subscription Group, provided that such time period is no greater than 60 days, subject to change. Renewal Extension Period refers to the time by which You extend the renewal date of the customer’s subscription, without additional charges. For purposes of determining the commissions to which Apple is entitled under this Section 3.4(a), the prices payable by End-Users shall be net of any and all taxes collected, as provided in Section 3.2 of this Schedule 2.

(b)    App Store Small Business Program. For Developers who have qualified and been approved by Apple for the App Store Small Business Program, Apple shall be entitled to a reduced commission of 15% of all prices payable by each End-User for sales of Licensed Applications to End-Users located in those regions listed in Exhibit B of this Schedule 2 as updated from time to time via the App Store Connect site. You may qualify for approval in the App Store Small Business Program subject to the terms of the Agreement, this Schedule 2, and the following:

You and Your Associated Developer Accounts must have earned no more than $1,000,000 in total proceeds (sales net of Apple’s commission and certain taxes and adjustments) during the twelve (12) fiscal months occurring in the prior calendar year (“calendar year”), as calculated by Apple under standard business practices.

To enroll in the App Store Small Business Program, You must provide Apple with any requested information related to You and Your Associated Developer Accounts. If there is a change in Your relationship to an Associated Developer Account, You must update such information. An “Associated Developer Account” is any Apple Developer Program account (i) You own or control or (ii) which owns or controls Your account. For example, as the individual or legal entity who accepted the terms of the Agreement and this Schedule 2, You have an Associated Developer Account if any of the following apply:

•	You have majority (over 50%) corporate, individual, or partnership interest in the ownership or shares of another Apple Developer Program member account.

•	Another Apple Developer Program member has majority (over 50%) corporate, individual, or partnership interest in the ownership or shares of Your account.

•	You have ultimate decision-making authority over another Apple Developer Program member account.

•	Another Apple Developer Program member has ultimate decision-making authority over Your account.

You and Your Associated Developer Accounts must be in good standing as members of the Apple Developer Program.

Once the total proceeds of You and Your Associated Developer Accounts exceeds $1,000,000 in the current calendar year, You will be charged the standard commission rate set forth in Section 3.4(a) in this Schedule 2 for the remainder of the calendar year.

Apple will determine eligibility and approve qualified Developers for participation in the App Store Small Business Program within fifteen (15) days of the end of each fiscal calendar month.

If the total proceeds of You and Your Associated Developer Accounts amount to no more than $1,000,000 in a future calendar year, You may re-qualify for approval in the App Store Small Business Program in the following calendar year.

If You participate, either as a Transferor or a Recipient (hereafter referred to as an “App Transfer Party”), in the transfer of a Licensed Application, the proceeds associated with that Licensed Application will be included in the calculation of total proceeds of any App Transfer Party to determine eligibility for participation in the App Store Small Business Program. For example, if You transfer a Licensed Application from Your developer account to another developer account using the App Store Connect tool, the proceeds associated with that transferred Licensed Application will be included in the calculation of Your total proceeds and in the calculation of the total proceeds of the developer account to which you transferred the Licensed Application. If a Licensed Application is transferred multiple times in a given calendar year, the proceeds associated with that Licensed Application will be included in the calculation of total proceeds of each and every App Transfer Party.

You and Your Associated Developer Accounts will be disqualified from the App Store Small Business Program and terminated at Apple’s discretion, if You or Your Associated Developer Accounts engage in any suspicious, misleading, fraudulent, improper, unlawful or dishonest act or omission relating to qualification in the App Store Small Business Program (e.g., providing false or inaccurate information to Apple, creating or using multiple Apple Developer Program accounts to improperly benefit from the App Store Small Business Program).

Apple may withhold payments due to You and Your Associated Developer Accounts for violations of this provision.

Except as otherwise provided in Section 3.2 of this Schedule 2, Apple shall be entitled to the commissions specified in Section 3.4 hereof without reduction for any taxes or other government levies, including any and all taxes or other, similar obligations of You, Apple or any End-User relating to the delivery or use of the Licensed Applications. For sales of Licensed Applications developed by Apple, Apple is not entitled to a commission.

3.5    Upon collection of any amounts from any End-User as the price for any Licensed Application delivered to that End-User hereunder, Apple shall deduct the full amount of its commission with respect to that Licensed Application, and any taxes collected by Apple under Section 3.2 and 3.4 hereof, and shall remit to You, or issue a credit in Your favor, as the case may be, the remainder of those prices in accordance with Apple standard business practices, including the following: remittance payments (i) are made by means of wire transfer only; (ii) are subject to minimum monthly remittance amount thresholds; (iii) require You to provide certain remittance-related information on the App Store Connect site; and (iv) subject to the foregoing requirements, will be made no later than forty-five (45) days following the close of the monthly period in which the corresponding amount was received by Apple from the End-User. No later than forty-five (45) days following the end of each monthly period, Apple will make available to You on the App Store Connect site a sales report in sufficient detail to permit You to identify the Licensed Applications sold in that monthly period and the total amount to be remitted to You by Apple. You hereby acknowledge and agree that Apple shall be entitled to a commission, in accordance with this Section 3.5 on the delivery of any Licensed Application to any End-User, even if Apple is unable to collect the price for that Licensed Application from that End-User. In the event that the purchase price received by Apple from any End-User for any Licensed Application is in a currency other than the remittance currency agreed between Apple and You, the purchase price for that Licensed Application shall be converted to the remittance currency, and the amount to be remitted by Apple to You shall be determined, in accordance with an exchange rate fixed for the Delivery Period, as reflected in the App Store Connect tool as may be updated from time to time, pursuant to section 3.1 of this Schedule 2. Apple may provide a means on App Store Connect to enable You to designate a primary currency for the bank account designated by You for receiving remittances (“Designated Currency”). Apple may cause Apple’s bank to convert all remittances in any remittance currency other than the Designated Currency into the Designated Currency prior to remittance to You. You agree that any resulting currency exchange differentials or fees charged by Apple’s bank may be deducted from such remittances. You remain responsible for any fees (e.g., wire transfer fees) charged by Your bank or any intermediary banks between Your bank and Apple’s bank.

3.6    In the event that Apple’s commission or any price payable by any End-User for any of the Licensed Applications is subject to (i) any withholding or similar tax; or (ii) any sales, use, goods and services, value added, telecommunications or other tax or levy not collected by Apple under Section 3.2 hereof; or (iii) any other tax or other government levy of whatever nature, the full amount of that tax or levy shall be solely for Your account, and shall not reduce the commission to which Apple is entitled under this Schedule 2.

3.7    In the event that any remittance made by Apple to You is subject to any withholding or similar tax, the full amount of that withholding or similar tax shall be solely for Your account, and will not reduce the commission to which Apple is entitled on that transaction. If Apple reasonably believes that such tax is due, Apple will deduct the full amount of such withholding or similar tax from the gross amount owed to You, and will pay the full amount withheld over to the competent tax authorities. Apple will apply a reduced rate of withholding tax, if any, provided for in any applicable income tax treaty only if You furnish

Apple with such documentation required under that income tax treaty or otherwise satisfactory to Apple, sufficient to establish Your entitlement to the benefit of that reduced rate of withholding tax. Upon Your timely request to Apple in writing, using means reasonably designated by Apple, Apple will use commercially practical efforts to report to You the amount of Apple’s payment of withholding or similar taxes to the competent tax authorities on Your behalf. You will indemnify and hold Apple harmless against any and all claims by any competent tax authority for any underpayment of any such withholding or similar taxes, and any penalties and/or interest thereon, including, but not limited to, underpayments attributable to any erroneous claim or representation by You as to Your entitlement to, or Your disqualification for, the benefit of a reduced rate of withholding tax.

3.8    You may offer auto-renewing subscriptions in select Territories using the In-App Purchase API subject to the terms of this Schedule 2, provided that:

(a)    Auto-renew functionality must be on a weekly, monthly, bi-monthly, tri-monthly, semi-annual or annual basis at prices You select in the App Store Connect tool. You may offer multiple durations and service levels for Your subscription and will have the ability to associate and rank these subscription items within Subscription Groups, to enable customers to easily upgrade, downgrade, and cross-grade amongst the Subscription Group options. You understand and agree that when a subscriber upgrades or cross-grades (except for cross-grades of different durations), such service level will begin immediately and Your proceeds will be adjusted accordingly, and when a subscriber downgrades, the new service will begin at the end of the current subscription period.

(b)    You clearly and conspicuously disclose to users the following information regarding Your auto- renewing subscription:

•	Title of auto-renewing subscription, which may be the same as the in-app product name

•	Length of subscription

•	Price of subscription, and price per unit if appropriate

Links to Your Privacy Policy and Terms of Use must be accessible within Your Licensed Application.

(c)    You must fulfill the offer during the entire subscription period, as marketed, including any Billing Grace Period You authorize, and, in the event You breach this section 3.8(c) of Schedule 2, You hereby authorize and instruct Apple to refund to the End-User the full amount, or any portion thereof in Apple’s sole discretion, of the price paid by the End-User for that subscription. Billing Grace Period refers to the period during which Developers agree to provide paid service for free to users who do not recover from a billing error. In the event that Apple refunds any such price to an End-User, You shall reimburse, or grant Apple a credit for, an amount equal to the price for that subscription. You acknowledge that Apple may exercise its rights under section 7.3 of this Schedule 2 for repeated violations of this provision.

3.9    When You make price changes to an existing subscription item, You may elect to retain current pricing for Your existing customers by indicating Your intent in the App Store Connect tool. When You increase pricing for existing subscribers in regions that require end-user consent, they will be prompted to review and agree to the new price, otherwise the auto-renewal feature will be disabled.

3.10    To the extent You promote and offer for sale auto-renewing subscriptions, within or outside of Your Licensed Application, You must do so in compliance with all legal and regulatory requirements.

3.11    Subscription services purchased within Licensed Applications must use In-App Purchase.

In addition to using the In-App Purchase API, a Licensed Application may read or play content (magazines, newspapers, books, audio, music, video) that is offered outside of the Licensed Application (such as, by way of example, through Your website) provided that You do not link to or market external offers for such content within the Licensed Application. You are responsible for authentication access to content acquired outside of the Licensed Application.

3.12    If Your Licensed Application is periodical content-based (e.g. magazines and newspapers), Apple may provide You with the name, email address, and zip code associated with an End-User’s account when they purchase an auto-renewing subscription via the In-App Purchase API, provided that such user consents to the provision of data to You, and further provided that You may only use such data to promote Your own products and do so in strict compliance with Your publicly posted Privacy Policy, a copy of which must be readily viewed and is consented to in Your Licensed Application. You may offer a free incentive to extend the subscription if the user agrees to send this information.

3.13    You may use Subscription Offer Codes to promote your auto-renewing subscriptions in select Territories subject to the terms of the Agreement, this Schedule 2, and the following:

(a)    Subscription Offer Code means a code provided by Apple to You, pursuant to these terms, which allows an End-User to whom You provide one or more Subscription Offer Codes to download or access Your Licensed Application.

(b)    Upon request by You via the App Store Connect tool, Apple shall deliver the Subscription Offer Codes electronically to You. Subscription Offer Codes will become active for use by End-Users upon delivery to You.

You may not distribute Subscription Offer Codes that are no longer active to End-Users in any Territory in which You are not permitted to sell or distribute Your Licensed Application.

You shall not export any Subscription Offer Code for use outside the Territories nor represent that You have the right or ability to do so.

Risk of loss and transfer of title for the Subscription Offer Codes pass to You upon delivery to You.

You shall comply with all applicable laws in the Territories in which You distribute Subscription Offer Codes.

(c)    Apple shall not be responsible for developing or producing any materials in relation to the Subscription Offer Codes other than the Subscription Offer Codes themselves.

You shall not sell the Subscription Offer Codes or accept any form of payment, trade-in-kind, or other compensation in connection with the distribution of the Subscription Offer Codes and You shall prohibit third parties from doing so.

During the period when a Subscription Offer Code allows an End-User to access a subscription in Your Licensed Application for free, You hereby waive any right to collect any royalties, proceeds, or remuneration for such access, regardless of whether any remuneration would otherwise be payable under the Agreement, this Schedule 2, and Schedule 1 thereto, if applicable. The parties acknowledge that, as between Apple and You, the parties’ respective responsibilities for the payment of any royalties or other similar payments to third parties with respect to End-Users accessing subscriptions in your Licensed Application via the Subscription Offer Codes shall be as set forth in the Agreement and this Schedule 2.

You shall be solely responsible for Your use of the Subscription Offer Codes, including any use by other members of Your App Store Connect team, and for any loss or liability to You or Apple therefrom.

In the event Your Licensed Application is removed from the App Store for any reason, You agree to cease distribution of all Subscription Offer Codes and that Apple may deactivate such Subscription Offer Codes.

You agree that Apple shall have the right to deactivate the Subscription Offer Codes, even if already delivered to End-Users, in the event You violate any of the terms in the Agreement or this Schedule 2.

(d)    You must include the following Subscription Offer Code End-User terms in any instrument used to distribute the Subscription Offer Codes to End-Users (e.g., certificate, card, e-mail, coupons, online posts): (i) The code expiration date or while supplies last; (ii) The Territory in which the codes can be redeemed; (iii) Apple ID is required, subject to prior acceptance of license and usage terms; (iv) Codes are not for resale, and have no cash value; (v) Full terms apply; see https://www.apple.com/legal/internet-services/itunes/; and (vi) Offer and content are provided by You.

3.14    Where available, You may offer multiple Licensed Applications offered by You in a single collection (“Bundle”) to End-Users at a price tier designated by You as set forth in the App Store Connect tool as may be updated from time to time. Furthermore, You hereby authorize and instruct Apple to enable users who have purchased some but not all Licensed Applications in a Bundle to access and download the remaining items in the Bundle (“Complete My Bundle” or “CMB”) for the CMB Price. You will receive proceeds for the CMB Price, which shall equal the Bundle Price set by You less the sum of the retail prices paid by the user for previously purchased Licensed Applications. In the event the CMB Price is less than Tier 1 and greater than zero under the price tiers set forth in the App Store Connect tool, You hereby authorize and instruct Apple to set the CMB Price for that user at Tier 1. In the event the CMB Price is less than zero, You hereby authorize and instruct Apple to provide the remaining Licensed Applications in the Bundle to the End-User without charge. Each CMB transaction will be reflected in Your statement as follows: (i) a new sale of the full Bundle at the price paid for the Bundle, identified as a CMB sale; and (ii) a return (i.e., a negative transaction) for each eligible purchased Licensed Application contained in the Bundle in the amount previously paid for the Licensed Application, each identified as a CMB return. Bundles offered at Tier 0 must offer an auto-renewing subscription service pursuant to Section 3.8 of this Schedule 2 in each Licensed Application included in the Bundle, and users who purchase such subscription service from within one app in the Bundle must be able to access that subscription service in each of the other Licensed Applications in the Bundle at no additional cost.

4.	Ownership and End-User Licensing

4.1    The parties acknowledge and agree that Apple shall not acquire any ownership interest in or to any of the Licensed Applications or Licensed Application Information, and title, risk of loss, responsibility for, and control over the Licensed Applications shall, at all times, remain with You. Apple may not use any of the Licensed Applications or Licensed Application Information for any purpose, or in any manner, except as specifically authorized in the Agreement or this Schedule 2.

4.2    You may deliver to Apple Your own EULA for any Licensed Application at the time that You deliver that Licensed Application to Apple, in accordance with Section 2.1 of this Schedule 2; provided, however, that Your EULA must include and may not be inconsistent with the minimum terms and conditions specified on Exhibit D to this Schedule 2, and must comply with all applicable laws in all regions where You wish Apple to allow End- Users to download that Licensed Application. Apple shall enable each End-User to review Your EULA (if any) at the time that Apple delivers that Licensed Application to that End-User, and Apple shall notify each End-User that the End-User’s use of that Licensed Application is subject to the terms and conditions of Your EULA (if any). In the event that You do not furnish Your own EULA for any Licensed Application to Apple, You acknowledge and agree that each End-User’s use of that Licensed Application shall be subject to Apple’s standard EULA (which is part of the App Store Terms of Service).

4.3    You hereby acknowledge that the EULA for each of the Licensed Applications is solely between You and the End-User and conforms to applicable law, and Apple shall not be responsible for, and shall not have any liability whatsoever under, any EULA or any breach by You or any End-User of any of the terms and conditions of any EULA.

5.	Content Restrictions and Software Rating

5.1    You represent and warrant that: (a) You have the right to enter into this Agreement, to reproduce and distribute each of the Licensed Applications, and to authorize Apple to permit End-Users to download and use each of the Licensed Applications through one or more App Stores; (b) none of the Licensed Applications, or Apple’s or End-Users’ permitted uses of those Licensed Applications, violate or infringe any patent, copyright, trademark, trade secret or other intellectual property or contractual rights of any other person, firm, corporation or other entity and that You are not submitting the Licensed Applications to Apple on behalf of one or more third parties; (c) each of the Licensed Applications is authorized for distribution, sale and use in, export to, and import into each of the regions designated by You under Section 2.1 of this Schedule 2, in accordance with the laws and regulations of those regions and all applicable export/import regulations; (d) none of the Licensed Applications contains any obscene, offensive or other materials that are prohibited or restricted under the laws or regulations of any of the regions You designated under Section 2.1 of this Schedule 2; (e) all information You provided using the App Store Connect tool, including any information relating to the Licensed Applications, is accurate and that, if any such information ceases to be accurate, You will promptly update it to be accurate using the App Store Connect tool; and (f) in the event a dispute arises over the content of Your Licensed Applications or use of Your intellectual property on the App Store, You agree to permit Apple to share Your contact information with the party filing such dispute and to follow Apple’s app dispute process on a nonexclusive basis and without any party waiving its legal rights.

5.2    You shall use the software rating tool set forth on App Store Connect to supply information regarding each of the Licensed Applications delivered by You for marketing and fulfillment by Apple through the App Store under this Schedule 2 in order to assign a rating to each such Licensed Application. For purposes of assigning a rating to each of the Licensed Applications, You shall use Your best efforts to provide correct and complete information about the content of that Licensed Application with the software rating tool. You acknowledge and agree that Apple is relying on: (i) Your good faith and diligence in accurately and completely providing requested information for each Licensed Application; and (ii) Your representations and warranties in Section 5.1 hereof, in making that Licensed Application available for download by End-Users in each of the regions You designated hereunder. Furthermore, You authorize Apple to correct the rating of any Licensed Application of Yours that has been assigned an incorrect rating; and You agree to any such corrected rating.

5.3    In the event that any region You designated hereunder requires the approval of, or rating of, any Licensed Application by any government or industry regulatory agency as a condition for the distribution, sale and/or use of that Licensed Application, You acknowledge and agree that Apple may elect not to make that Licensed Application available for download by End-Users in that region from any App Store.

5.4    Licensed Applications that are targeted at children or otherwise likely to appeal to children, and which pressure children to make purchases (including, but not limited to, phrases such as “buy now” or “upgrade now”) or persuade others to make purchases for them, should not be made available in any Territory that has deemed such marketing practices illegal. You expressly accept and agree to take full responsibility for Your Licensed Applications’ compliance with applicable laws pursuant to Section 5.1(c) of this Schedule 2, including without limitation consumer protection, marketing, and gaming laws. For more information on legal requirements of regions in the European Union, see http://ec.europa.eu/justice/consumer- marketing/unfairtrade/index_en.htm.

6.	Responsibility and Liability

6.1    Apple shall have no responsibility for the installation and/or use of any of the Licensed Applications by any End-User. You shall be solely responsible for any and all product warranties, End-User assistance and product support with respect to each of the Licensed Applications.

6.2    You shall be solely responsible for, and Apple shall have no responsibility or liability whatsoever with respect to, any and all claims, suits, liabilities, losses, damages, costs and expenses arising from, or attributable to, the Licensed Applications and/or the use of those Licensed Applications by any End-User, including, but not limited to: (i) claims of breach of warranty, whether specified in the EULA or established under applicable law; (ii) product liability claims; and (iii) claims that any of the Licensed Applications and/or the End-User’s possession or use of those Licensed Applications infringes the copyright or other intellectual property rights of any third party.

6.3    In the event that Apple receives any notice or claim from any End-User that: (i) the End-User wishes to cancel its license to any of the Licensed Applications within ninety (90) days of the date of download of that Licensed Application by that End-User or the end of the auto-renewing subscription period offered pursuant to section 3.8, if such period is less than ninety (90) days; or (ii) a Licensed Application fails to conform to Your specifications or Your product warranty or the requirements of any applicable law, Apple may refund to the End-User the full amount of the price paid by the End-User for that Licensed Application. In the event that Apple refunds any such price to an End-User, You shall reimburse, or grant Apple a credit for, an amount equal to the price for that Licensed Application. In the event that Apple receives any notice or claim from a payment provider that an End-User has obtained a refund for a Licensed Application, You shall reimburse, or grant Apple a credit for, an amount equal to the price for that Licensed Application.

7.	Termination

7.1    This Schedule 2, and all of Apple’s obligations hereunder, shall terminate upon the expiration or termination of the Agreement. Notwithstanding any such termination, Apple shall be entitled to: (i) all commissions on all copies of the Licensed Applications downloaded by End-Users prior to the date of termination (including the phase-out period set forth in Section 1.4 hereof); and (ii) reimbursement from You of refunds paid by Apple to End-Users, whether before or after the date of termination, in accordance with Section 6.3 of this Schedule 2. When the Agreement terminates, Apple may withhold all payments due to You for a period that Apple determines is reasonable in order to calculate and offset any End-User refunds. If at any time Apple determines or suspects that You or any developers with which You are affiliated have engaged in, or encouraged or participated with other developers to engage in, any suspicious, misleading, fraudulent, improper, unlawful or dishonest act or omission, Apple may withhold payments due to You or such other developers.

7.2    In the event that You no longer have the legal right to distribute the Licensed Applications, or to authorize Apple to allow access to those Licensed Applications by End-Users, in accordance with this Schedule 2, You shall promptly notify Apple and withdraw those Licensed Applications from the App Store using the tools provided on the App Store Connect site; provided, however, that such withdrawal by You under this Section 7.2 shall not relieve You of any of Your obligations to Apple under this Schedule 2, or any liability to Apple and/or any End-User with respect to those Licensed Applications.

7.3    Apple reserves the right to cease marketing, offering, and allowing download by End-Users of the Licensed Applications at any time, with or without cause, by providing notice of termination to You. Without limiting the generality of this Section 7.3, You acknowledge that Apple may cease the marketing and allowing download by End-Users of some or all of the Licensed Applications, or take other interim measures in Apple’s sole discretion, if Apple reasonably believes that: (i) those Licensed Applications are not authorized for export to one or more of the regions listed on Exhibit A, in accordance with the Export Administration Regulations or other restrictions; (ii) those Licensed Applications and/or any End-User’s possession and/or use of those Licensed Applications, infringe patent, copyright, trademark, trade secret or other intellectual property rights of any third party; (iii) the distribution, sale and/or use of those Licensed Applications violates any applicable law in any region You designated under Section 2.1 of this Schedule 2; (iv) You have violated the terms of the Agreement, this Schedule 2, or other documentation including without limitation the App Store Review Guidelines; (v) Your Licensed Applications violate Section 5.4 of this Schedule 2, including without limitation upon notice by a regulator of an alleged violation; or (vi) You or anyone representing You or Your company are subject to sanctions of any region in which Apple operates. An election by Apple to cease the marketing and allowing download of any Licensed Applications, pursuant to this Section 7.3, shall not relieve You of Your obligations under this Schedule 2.

7.4    You may withdraw any or all of the Licensed Applications from the App Store, at any time, and for any reason, by using the tools provided on the App Store Connect site, except that, with respect to Your End-Users, You hereby authorize and instruct Apple to fulfill sections 1.2(b), (c), and (d) of this Schedule 2, which shall survive termination or expiration of the Agreement unless You indicate otherwise pursuant to sections 5.1 and 7.2 of this Schedule 2.

8.	Legal Consequences

The relationship between You and Apple established by this Schedule 2 may have important legal and/or tax consequences for You. You acknowledge and agree that it is Your responsibility to consult with Your own legal and tax advisors with respect to Your legal and tax obligations hereunder.

By clicking to agree to this Schedule 3, which is hereby offered to You by Apple, You agree with Apple to amend that certain Apple Developer Program License Agreement currently in effect between You and Apple (the “Agreement”) to add this Schedule 3 thereto (supplanting any existing Schedule 3). Except as otherwise provided herein, all capitalized terms shall have the meanings set forth in the Agreement.

Schedule 3

1.	Appointment of Agent and Commissionaire

1.1    You hereby appoint Apple and Apple Subsidiaries (collectively “Apple”) as: (i) Your agent for the marketing, sale and delivery of Custom Applications via Custom App Distribution to Custom App Distribution Customers and applicable End-Users located in those regions listed on Exhibit A, Section 1 to this Schedule 3, subject to change; and (ii) Your commissionaire for the marketing, sale, and delivery of Custom Applications to Custom App Distribution Customers and applicable End-Users located in those regions listed on Exhibit A, Section 2 to this Schedule 3, subject to change, during the Delivery Period. The most current list of App Store regions among which You may select with respect to Your Custom Applications shall be set forth in the App Store Connect tool and may be updated by Apple from time to time. You hereby acknowledge that Apple will market and make the Custom Applications available for purchase by Custom App Distribution Customers through the Custom App Distribution Site, and downloadable by End-Users or, solely in connection with certain Apple licensed software, by Custom App Distribution Customers using a single Apple ID for distribution to multiple End-Users, for You and on Your behalf.

For purposes of this Schedule 3:

“Content Code(s)” means alphanumeric content codes generated by Apple and distributed to Custom App Distribution Customers that may be redeemed by an End-User for the download of a licensed copy of the Custom Application.

“Custom App Distribution Customer” means a third party that is enrolled in Apple’s Volume Content Service and/or Custom App Distribution.

“Custom Application” also includes any additional permitted functionality, content, or services sold by You from within a Custom Application using the In-App Purchase API.

“End-User” includes the individual or Legacy Contacts authorized to use the Custom Application by the institutional purchaser, the institutional administrator responsible for management of installations on shared devices, as well as authorized institutional purchasers themselves, including educational institutions approved by Apple, which may acquire the Custom Applications for use by their employees, agents, and affiliates.

“Licensed Application Information” includes Licensed Application Information associated with a Custom Application.

“Licensed Application” shall include any content, functionality, extensions, stickers, or services offered in the software application.

“Volume Content Service” means an Apple program that offers the ability to obtain Custom Applications and make purchases of Licensed Applications in bulk subject to the Volume Content Terms, conditions, and program requirements.

“You” shall include App Store Connect users authorized by You to submit Licensed Applications and associated metadata on Your behalf.

1.2    In furtherance of Apple’s appointment under Section 1.1 of this Schedule 3, You hereby authorize and instruct Apple to:

(a)    market, solicit, and obtain orders on Your behalf for Custom Applications from Custom App Distribution Customers identified by You and their related End-Users in the regions identified in the App Store Connect tool;

(b)    provide hosting services to You, in order to allow for the storage of, and End-User access to, the Custom Applications and, solely in connection with certain Apple licensed software, permit third party hosting of such Custom Applications;

(c)    make copies of, format, and otherwise prepare Custom Applications for acquisition and download by End-Users, including adding the Security Solution and other optimizations identified in the Agreement;

(d)    allow or, in the case of cross-border assignments of Volume Content purchases, arrange for End- Users to access and re-access copies of the Custom Applications, so that End-Users may acquire and electronically download those Custom Applications developed by You, Licensed Application Information, and associated metadata to End-Users through the Custom App Distribution Site. In addition, You hereby authorize distribution of Your Custom Applications under this Schedule 3 for use by: (i) multiple End-Users when the Custom Application is purchased by a single institutional customer via the Volume Content Service for use by its End-Users and/or for installation on devices with no associated Apple IDs that are owned or controlled by that institutional customer in accordance with the Volume Content Terms, conditions, and program requirements; and (ii) eligible Legacy Contacts of an End-User to access Your Custom Application along with associated information and metadata stored in iCloud as described in https://support.apple.com/kb/HT212360;

(e)    issue invoices for the purchase price payable by Custom App Distribution Customers for the Custom Applications;

(f)    use (i) screen shots and/or up to 30 second excerpts of the Custom Applications; (ii) trademarks and logos associated with the Custom Applications; and (iii) Licensed Application Information, for promotional purposes in marketing materials and in connection with vehicle displays, excluding those portions of the Custom Applications, trademarks or logos, or Custom Application Information which You do not have the right to use for promotional purposes, and which You identify in writing at the time that the Custom Applications are delivered by You to Apple under Section 2.1 of this Schedule 3, and use images and other materials that You may provide to Apple, at Apple’s reasonable request, for promotional purposes in marketing materials and in connection with vehicle displays; and

(g)    otherwise use Custom Applications, Licensed Application Information and associated metadata as may be reasonably necessary in the marketing and delivery of the Custom Applications in accordance with this Schedule 3. You agree that no royalty or other compensation is payable for the rights described above in Section 1.2 of this Schedule 3.

1.3    The parties acknowledge and agree that their relationship under this Schedule 3 is, and shall be, that of principal and agent, or principal and commissionaire, as the case may be, as described in Exhibit A, Section 1 and Exhibit A, Section 2, respectively, and that You, as principal, are, and shall be, solely responsible for any and all claims and liabilities involving or relating to, the Custom Applications, as provided in this Schedule 3. The parties acknowledge and agree that Your appointment of Apple as Your agent or commissionaire, as the case may be, under this Schedule 3 is non-exclusive. You hereby represent and warrant that You own or control the necessary rights in order to appoint Apple and Apple Subsidiaries as Your worldwide agent and/or commissionaire for the delivery of Your Custom Applications, and that the fulfillment of such appointment by Apple and Apple Subsidiaries shall not violate or infringe the rights of any third party.

1.4    For purposes of this Schedule 3, the “Delivery Period” shall mean the period beginning on the Effective Date of the Agreement, and expiring on the last day of the Agreement or any renewal thereof; provided, however, that Apple’s appointment as Your agent or commissionaire shall survive expiration of the Agreement for a reasonable phase-out period not to exceed thirty (30) days after the final outstanding Content Code for Your Custom Applications has been redeemed and further provided that, solely with respect to Your End-Users, subsections 1.2(b), (c), and (d) of this Schedule 3 shall survive termination or expiration of the Agreement unless You indicate otherwise pursuant to sections 5.1 and 7.2 of this Schedule 3.

2.	Delivery of the Custom Applications to Apple

2.1    You will deliver to Apple, at Your sole expense, using the App Store Connect tool, the Custom Applications, Licensed Application Information and associated metadata, in a format and manner prescribed by Apple, as required for the delivery of the Custom Applications to End-Users in accordance with this Schedule 3 and will identify this material as a Custom Application via the App Store Connect site. Metadata You deliver to Apple under this Schedule 3 will include: (i) the title and version number of each of the Custom Applications; (ii) the Custom App Distribution Customers You designate as authorized purchasers of the Custom Application and whose End-Users may use the Content Codes; (iii) any copyright or other intellectual property rights notices; (iv) Your privacy policy; (v) Your End-User license agreement (“EULA”), if any, in accordance with Section 4.2 of this Schedule 3; and (vi) any additional metadata set forth in the Documentation and/or the App Store Connect tool as may be updated from time to time, including metadata designed to enhance search and discovery for content on Apple-branded hardware.

2.2    All Custom Applications will be delivered by You to Apple using software tools, a secure FTP site address and/or such other delivery methods as prescribed by Apple.

2.3    You hereby certify that all of the Custom Applications You deliver to Apple under this Schedule 3 are authorized for export from the United States to each of the regions listed on Exhibit A, in accordance with the requirements of all applicable laws, including but not limited to the United States Export Administration Regulations, 15 C.F.R. Parts 730-774. You further represent and warrant that all versions of the Custom Applications You deliver to Apple are not subject to the International Traffic In Arms Regulations 22 C.F.R. Parts 120-130 and are not designed, made, modified or configured for any military end users or end uses. Without limiting the generality of this Section 2.3, You certify that (i) none of the Custom Applications contains, uses or supports any data encryption or cryptographic functions; or (ii) in the event that any Custom Application contains, uses or supports any such data encryption or cryptographic functionality, You will upon request provide Apple with PDF copies of export classification ruling (CCATS) issued by the United States Commerce Department, Bureau of Industry and Security (“BIS”) or any self-classification reports submitted to the BIS, and appropriate authorizations from other regions that mandate import authorizations for that Custom Application, as required. You acknowledge that Apple is relying upon Your certification in this Section 2.3 in allowing End-Users to access and download the Custom Applications under this Schedule 3. Except as provided in this Section 2.3, Apple will be responsible for compliance with the requirements of the Export Administration Regulations in allowing End-Users to access and download the Custom Applications under this Schedule 3.

2.4    You shall be responsible for determining and implementing any age ratings or parental advisory warnings required by the applicable government regulations, ratings board(s), service(s), or other organizations (each a “Ratings Board”) for any video, television, gaming or other content offered in Your Custom Application for each locality in the Territory. Where applicable, You shall also be responsible for providing any content restriction tools or age verification functionality before enabling end-users to access mature or otherwise regulated content within Your Custom Application.

3.	Delivery of the Custom Applications to End-Users

3.1    You acknowledge and agree that Apple, in the course of acting as agent and/or commissionaire for You, is hosting the Custom Applications, providing Content Codes to Custom App Distribution Customers, and is allowing the download of the Custom Applications by End-Users, on Your behalf. However, You are responsible for hosting and delivering content or services sold by You using the In-App Purchase API, except for content that is included within the Custom Application itself (i.e., the In-App Purchase simply unlocks the content) or content hosted by Apple pursuant to Section 3.3 of the Program Agreement. All of the Custom Applications shall be marketed by Apple, on Your behalf, to End-User Custom App Distribution Customers at prices identified in a price tier and designated by You, in Your sole discretion, from the pricing schedule set forth in the App Store Connect tool, which may be updated from time to time by Apple. You may change the price tier for any Custom Application at any time, at Your discretion, in accordance with the pricing schedule set forth in the App Store Connect tool. As Your agent and/or commissionaire, Apple shall be solely responsible for the collection of all prices payable by Custom App Distribution Customers for Custom Applications acquired by End-Users under this Schedule 3.

3.2    In the event that the sale or delivery of any of the Custom Applications to any End-User is subject to any sales, use, goods and services, value added, telecommunications or other similar tax or levy, under applicable law, responsibility for the collection and remittance of that tax for sales of the Custom Applications to End-Users will be determined in accordance with Exhibit B to this Schedule 3 as updated from time to time via the App Store Connect site. You are solely responsible for selecting and maintaining accurate inputs for tax categorization for Your Custom Applications via the App Store Connect site, which may be updated from time to time. Such tax categorization will be applied to the sale and delivery of Your Custom Applications. Any adjustments that You make to the tax categorization for Your Custom Applications will take effect for future sales of Custom Applications after Apple has processed the adjustment within a reasonable period of time. Adjustments that You make to the tax categorization for Your Custom Applications will not apply to any sales of Custom Applications occurring before Apple has processed Your tax categorization adjustment.

If the tax categorization of Your Custom Applications is deemed to be inaccurate by any tax authority, You are solely responsible for the tax consequences. If Apple deems in its reasonable discretion that the tax categorization of Your Custom Applications is inaccurate, Apple reserves the right to hold in trust amounts owed to You, until such time as You correct the tax categorization. Upon correction of the tax categorization, Apple will deduct any penalties and interest resulting from the inaccuracy, and remit to You any remaining amounts held in trust by Apple for You, without interest, in accordance with the provisions of this Schedule 3. You shall indemnify and hold Apple harmless against any and all claims by any tax authority for any underpayment or overpayment of any sales, use, goods and services, value added, telecommunications or other tax or levy, and any penalties and/or interest thereon.

3.3    In furtherance of the parties’ respective tax compliance obligations, Apple requires that You comply with the requirements listed on Exhibit C to this Schedule 3 or on App Store Connect depending upon, among other things, (i) Your region of residence, and (ii) the regions designated by You in which You wish Apple to allow sale of and access to the Custom Applications. In the event that Apple collects any amounts corresponding to the purchase price for any of Your Custom Applications before You have provided Apple with any tax documentation required under Exhibit C to this Schedule 3, Apple may decide to not remit those amounts to You, and to hold those amounts in trust for You, until such time as You have provided Apple with the required tax documentation. Upon receipt of all required tax documents from You, Apple will remit to You any amounts held in trust by Apple for You, without interest, under this Section 3.3, in accordance with the provisions of this Schedule 3.

3.4    Apple shall be entitled to the following commissions in consideration for its services as Your agent and/or commissionaire under this Schedule 3:

For sales of Custom Applications to Custom App Distribution Customers, Apple shall be entitled to a commission equal to thirty percent (30%) of all prices payable by each Custom App Distribution Customer. Solely for auto-renewing subscription purchases made by customers who have accrued greater than one year of paid subscription service within a Subscription Group (as defined below) and notwithstanding any Retention Grace Periods or Renewal Extension Periods, Apple shall be entitled to a commission equal to fifteen percent (15%) of all prices payable by each End-User for each subsequent renewal. Retention Grace Period refers to the time period between the end of a customer’s subscription (e.g., due to cancelation or non-payment) and the beginning of a new subscription within the same Subscription Group, provided that such time period is no greater than 60 days, subject to change. Renewal Extension Period refers to the time by which You extend the renewal date of the customer’s subscription, without additional charges. For purposes of determining the commissions to which Apple is entitled under this Section 3.4, the prices payable by Custom App Distribution Customers shall be net of any and all taxes collected, as provided in Section 3.2 of this Schedule 3.

Except as otherwise provided in Section 3.2 of this Schedule 3, Apple shall be entitled to the commissions specified in Section 3.4 hereof without reduction for any taxes or other government levies, including any and all taxes or other, similar obligations of You, Apple or any Custom App Distribution Customer relating to the delivery or use of the Custom Applications. For sales of Licensed Applications and/or Custom Applications developed by Apple, Apple is not entitled to a commission.

3.5    Upon collection of any amounts from any Custom App Distribution Customer as the price for any Custom Application delivered to that Custom App Distribution Customer’s designated End-Users hereunder, Apple shall deduct the full amount of its commission with respect to that Custom Application, and any taxes collected by Apple under Section 3.2 and 3.4 hereof, and shall remit to You, or issue a credit in Your favor, as the case may be, the remainder of those prices in accordance with Apple standard business practices, including the following: remittance payments (i) are made by means of wire transfer only; (ii) are subject to minimum monthly remittance amount thresholds; (iii) require You to provide certain remittance-related information on the App Store Connect site; and (iv) subject to the foregoing requirements, will be made no later than forty-five (45) days following the close of the monthly period in which the corresponding amount was received by Apple from the End-User. No later than forty-five (45) days following the end of each monthly period, Apple will make available to You on the App Store Connect site a sales report in sufficient detail to permit You to identify the Custom Applications sold in that monthly period and the total amount to be remitted to You by Apple. You hereby acknowledge and agree that Apple shall be entitled to a commission, in accordance with this Section 3.5 on the delivery of any Content Codes to any Custom App Distribution Customer, even if Apple is unable to collect the price for that Custom Application from the Custom App Distribution Customer. In the event that the purchase price received by Apple from any Custom App Distribution Customer for any Custom Application is in a currency other than the remittance currency agreed between Apple and You, the purchase price for that Custom Application shall be converted to the remittance currency, and the amount to be remitted by Apple to You shall be determined, in accordance with an exchange rate fixed for the Delivery Period, as reflected in the App Store Connect tool, as may be updated from time to time, pursuant to section 3.1 of this Schedule 3. Apple may provide a means on App Store Connect to enable You to designate a primary currency for the bank account designated by You for receiving remittances (“Designated Currency”). Apple may cause Apple’s bank to convert all remittances in any remittance currency other than the Designated Currency into the Designated Currency prior to remittance to You. You agree that any resulting currency exchange differentials or fees charged by Apple’s bank may be deducted from such remittances. You remain responsible for any fees (e.g., wire transfer fees) charged by Your bank or any intermediary banks between Your bank and Apple’s bank.

3.6    In the event that Apple’s commission or any price payable by any Custom App Distribution Customer for any of the Custom Applications is subject to (i) any withholding or similar tax; or (ii) any sales, use, goods and services, value added, telecommunications or other tax or levy not collected by Apple under Section 3.2 hereof; or (iii) any other tax or other government levy of whatever nature, the full amount of that tax or levy shall be solely for Your account, and shall not reduce the commission to which Apple is entitled under this Schedule 3.

3.7    In the event that any remittance made by Apple to You is subject to any withholding or similar tax, the full amount of that withholding or similar tax shall be solely for Your account, and will not reduce the commission to which Apple is entitled on that transaction. If Apple reasonably believes that such tax is due, Apple will deduct the full amount of such withholding or similar tax from the gross amount owed to You, and will pay the full amount withheld over to the competent tax authorities. Apple will apply a reduced rate of withholding tax, if any, provided for in any applicable income tax treaty only if You furnish Apple with such documentation required under that income tax treaty or otherwise satisfactory to Apple, sufficient to establish Your entitlement to the benefit of that reduced rate of withholding tax. Upon Your timely request to Apple in writing, using means reasonably designated by Apple, Apple will use commercially practical efforts to report to You the amount of Apple’s payment of withholding or similar taxes to the competent tax authorities on Your behalf. You will indemnify and hold Apple harmless against any and all claims by any competent tax authority for any underpayment of any such withholding or similar taxes, and any penalties and/or interest thereon, including, but not limited to, underpayments attributable to any erroneous claim or representation by You as to Your entitlement to, or Your disqualification for, the benefit of a reduced rate of withholding tax.

3.8    You may offer auto-renewing subscriptions in select Territories using the In-App Purchase API subject to the terms of this Schedule 3, provided that:

(a)    Auto-renew functionality must be on a weekly, monthly, bi-monthly, tri-monthly, semi-annual, or annual basis at prices You select in the App Store Connect tool. You may, however, offer more than one option.

(b)    You clearly and conspicuously disclose to users the following information regarding Your auto- renewing subscription:

•	Title of auto-renewing subscription, which may be the same as the in-app product name

•	Length of subscription

•	Price of subscription, and price per unit if appropriate

Links to Your Privacy Policy and Terms of Use must be accessible within Your Licensed Application or Custom Application.

(c)    You must fulfill the offer during the entire subscription period, as marketed, including any Billing Grace period You authorize, and, in the event You breach this section 3.8(c) of Schedule 3, You hereby authorize and instruct Apple to refund to the End-User the full amount, or any portion thereof in Apple’s sole discretion, of the price paid by the End-User for that subscription. Billing Grace Period refers to the period during which Developers agree to provide paid service for free to users who do not recover from a billing error. In the event that Apple refunds any such price to an End-User, You shall reimburse, or grant Apple a credit for, an amount equal to the price for that subscription. You acknowledge that Apple may exercise its rights under section 7.3 of this Schedule 3 for repeated violations of this provision.

3.9    When You make price changes to an existing subscription item, You may elect to retain current pricing for Your existing customers by indicating Your intent in the App Store Connect tool. When You increase pricing for existing subscribers in regions that require end-user consent, they will be prompted to review and agree to the new price, otherwise the auto-renewal feature will be disabled.

3.10    To the extent You promote and offer for sale auto-renewing subscriptions within or outside of Your Custom Application, You must do so in compliance with all legal and regulatory requirements.

3.11    Subscription services purchased within Custom Applications must use In-App Purchase, which will be charged to the End-User iTunes account, not the Custom App Distribution Customer account.

In addition to using the In-App Purchase API, a Custom Application may read or play content (magazines, newspapers, books, audio, music, video) that is offered outside of the Custom Application (such as, by way of example, through Your website) provided that You do not link to or market external offers for such content within the Custom Application. You are responsible for authentication access to content acquired outside of the Custom Application.

3.12    If Your Custom Application is periodical content-based (e.g. magazines and newspapers), Apple may provide You with the name, email address, and zip code associated with an End-User’s account when they purchase an auto-renewing subscription via the In-App Purchase API, provided that such user consents to the provision of data to You, and further provided that You may only use such data to promote Your own products and otherwise in strict compliance with Your publicly posted Privacy Policy, a copy of which must be readily viewed through and is consented to in Your Custom Application. You may offer a free incentive to extend the subscription if the user agrees to send this information.

4.	Ownership and End-User Licensing

4.1    The parties acknowledge and agree that Apple shall not acquire any ownership interest in or to any of the Custom Applications or Licensed Application Information, and title, risk of loss, responsibility for, and control over the Custom Applications shall, at all times, remain with You. Apple may not use any of the Custom Applications or Licensed Application Information for any purpose, or in any manner, except as specifically authorized in this Schedule 3.

4.2    You may deliver to Apple Your own EULA for any Custom Application at the time that You deliver that Custom Application to Apple, in accordance with Section 2.1 of this Schedule 3; provided, however, that Your EULA must include and may not be inconsistent with the minimum terms and conditions specified on Exhibit D to this Schedule 3, and must comply with all applicable laws in the United States. Apple shall allow each End-User to which Apple allows access to any such Custom Application to review Your EULA (if any) at the time that Apple delivers that Custom Application to that End-User, and Apple shall notify each End-User that the End-User’s use of that Custom Application is subject to the terms and conditions of Your EULA (if any). In the event that You do not furnish Your own EULA for any Custom Application to Apple, You acknowledge and agree that each End-User’s use of that Custom Application shall be subject to Apple’s standard EULA (which is part of the App Store Terms of Service).

4.3    You hereby acknowledge that the EULA for each of the Custom Applications is solely between You and the End-User and conforms to applicable law, and Apple shall not be responsible for, and shall not have any liability whatsoever under, any EULA or any breach by You or any End-User of any of the terms and conditions of any EULA.

5.	Content Restrictions and Software Rating

5.1    You represent and warrant that: (a) You have the right to enter into this Agreement, to reproduce and distribute each of the Custom Applications, and to authorize Apple to permit End-Users to download and use each of the Custom Applications through the Custom App Distribution Site; (b) none of the Custom Applications, or Apple’s or End-Users’ permitted uses of those Custom Applications, violate or infringe any patent, copyright, trademark, trade secret or other intellectual property or contractual rights of any other person, firm, corporation or other entity and that You are not submitting the Custom Applications to Apple on behalf of one or more third parties other than under license grant from one or more Custom App Distribution Customers; (c) each of the Custom Applications is authorized for distribution, sale and use in, export to, and import into each of the regions designated by You pursuant to Section 2.1 of this Schedule 3, in accordance with the laws and regulations of those regions and all applicable export/import regulations; (d) none of the Custom Applications contains any obscene, offensive or other materials that are prohibited or restricted under the laws or regulations of any of the regions You designated pursuant to Section 2.1 of this Schedule 3; (e) all information You provided using the App

Store Connect tool, including any information relating to the Custom Applications, is accurate and that, if any such information ceases to be accurate, You will promptly update it to be accurate using the App Store Connect tool; and (f) in the event a dispute arises over the content of Your Custom Applications or use of Your intellectual property in connection with the Custom App Distribution Site, You agree to permit Apple to share Your contact information with the party filing such dispute and to follow Apple’s app dispute process on a non-exclusive basis and without any party waiving its legal rights.

5.2    You shall use the software rating tool set forth on App Store Connect to supply information regarding each of the Custom Applications delivered by You for marketing and fulfillment by Apple through the Custom App Distribution Site under this Schedule 3 in order to assign a rating to each such Custom Application. For purposes of assigning a rating to each of the Custom Applications, You shall use Your best efforts to provide correct and complete information about the content of that Custom Application with the software rating tool. You acknowledge and agree that Apple is relying on: (i) Your good faith and diligence in accurately and completely providing requested information for each Custom Application; and (ii) Your representations and warranties in Section 5.1 hereof, in making that Custom Application available for download by End-Users in each of the regions You designated hereunder. Furthermore, You authorize Apple to correct the rating of any Custom Application of Yours that has been assigned an incorrect rating; and You agree to any such corrected rating.

5.3    In the event that any region You designated hereunder requires the approval of, or rating of, any Custom Application by any government or industry regulatory agency as a condition for the distribution, sale and/or use of that Custom Application, You acknowledge and agree that Apple may elect not to make that Custom Application available for purchase by Custom App Distribution Customers and/or download by End-Users in that region from the Custom App Distribution Site.

5.4    Custom Applications that are targeted at children or otherwise likely to appeal to children, and which pressure children to make purchases (including, but not limited to, phrases such as “buy now” or “upgrade now”) or persuade others to make purchases for them, should not be made available in any Territory that has deemed such marketing practices illegal. You expressly accept and agree to take full responsibility for Your Custom Applications’ compliance with applicable laws pursuant to Section 5.1(c) of this Schedule 3, including without limitation consumer protection, marketing, and gaming laws. For more information on legal requirements of regions in the European Union, see http://ec.europa.eu/justice/consumer-marketing/unfairtrade/index_en.htm.

6.	Responsibility and Liability

6.1    Apple shall have no responsibility for the installation and/or use of any of the Custom Applications by any End-User. You shall be solely responsible for any and all product warranties, End-User assistance and product support with respect to each of the Custom Applications.

6.2    You shall be solely responsible for, and Apple shall have no responsibility or liability whatsoever with respect to, any and all claims, suits, liabilities, losses, damages, costs and expenses arising from, or attributable to, the Custom Applications and/or the use of those Custom Applications by any End-User, including, but not limited to: (i) claims of breach of warranty, whether specified in the EULA or established under applicable law; (ii) product liability claims; and (iii) claims that any of the Custom Applications and/or the End-User’s possession or use of those Custom Applications infringes the copyright or other intellectual property rights of any third party.

6.3    In the event that Apple receives any notice or claim from any End-User that: (i) the End-User wishes to cancel its license to any of the Custom Applications within ninety (90) days of the date of download of that Custom Application by that End-User or the end of the auto-renewing subscription period offered pursuant to section 3.8 if such period is less than ninety (90) days; or (ii) a Custom Application fails to conform to Your specifications or Your product warranty or the requirements of any applicable law, Apple may refund to the Custom App Distribution Customer and/or End-User, as applicable, the full amount of the price paid by the Custom App Distribution Customer or End-User for that Custom Application. In the event that Apple refunds any such price to an End-User, You shall reimburse, or grant Apple a credit for, an amount equal to the price for that Custom Application. In the event that Apple receives any notice or claim from a payment provider that an End-User has obtained a refund for a Custom Application, You shall reimburse, or grant Apple a credit for, an amount equal to the price for that Custom Application.

7.	Termination

7.1    This Schedule 3, and all of Apple’s obligations hereunder, shall terminate upon the expiration or termination of the Agreement. Notwithstanding any such termination, Apple shall be entitled to: (i) all commissions on all Content Codes redeemable for copies of the Custom Applications provided to Custom App Distribution Customers prior to the date of termination (including the phase-out period set forth in Section 1.4 hereof); and (ii) reimbursement from You of refunds paid by Apple to Custom App Distribution Customers and/or End-Users, whether before or after the date of termination, in accordance with Section 6.3 of this Schedule 3. When the Agreement terminates, Apple may withhold all payments due to You for a period that Apple determines is reasonable in order to calculate and offset any Custom App Distribution Customer and/or End-User refunds. If at any time Apple determines or suspects that You or any developers with which You are affiliated have engaged in, or encouraged or participated with other developers to engage in, any suspicious, misleading, fraudulent, improper, unlawful or dishonest act or omission, Apple may withhold payments due to You or such other developers.

7.2    In the event that You no longer have the legal right to distribute the Custom Applications, or to authorize Apple to allow access to those Custom Applications by End-Users, in accordance with this Schedule 3, You shall promptly notify Apple and withdraw those Custom Applications from the Custom App Distribution Site using the tools provided on the App Store Connect tool; provided, however, that such withdrawal by You under this Section 7.2 shall not relieve You of any of Your obligations to Apple under this Schedule 3, or any liability to Apple and/or any End-User with respect to those Custom Applications.

7.3    Apple reserves the right to cease marketing, offering, and allowing purchase by Custom App Distribution Customers and download by End-Users of the Custom Applications at any time, with or without cause, by providing notice of termination to You. Without limiting the generality of this Section 7.3, You acknowledge that Apple may cease the marketing and allowing download by End-Users of some or all of the Custom Applications if Apple reasonably believes that: (i) those Custom Applications are not authorized for export to one or more of the regions listed on Exhibit A, in accordance with the Export Administration Regulations or other restrictions; (ii) those Custom Applications and/or any End-User’s possession and/or use of those Custom Applications, infringe patent, copyright, trademark, trade secret or other intellectual property rights of any third party; (iii) the distribution, sale and/or use of those Custom Applications violates any applicable law in any region You designated pursuant to Section 2.1 of this Schedule 3; (iv) You have violated the terms of the Agreement, this Schedule 3, or other documentation including without limitation the App Store Review Guidelines; (v) Your Custom Applications violate Section 5.4 of this Schedule 3, including without limitation upon notice by a regulator of an alleged violation; or (vi) You or anyone representing You or Your company are subject to sanctions of any region in which Apple operates. An election by Apple to cease the marketing and allowing download of any Custom Applications, pursuant to this Section 7.3, shall not relieve You of Your obligations under this Schedule 3.

7.4    You may withdraw any or all of the Custom Applications from the Custom App Distribution Site, at any time, and for any reason, by using the tools provided on the App Store Connect site, except that, with respect to Your End-Users, You hereby authorize and instruct Apple to fulfill any outstanding Content Code redemption requests by End-Users and to fulfill sections 1.2(b), (c), and (d) of this Schedule 3, which shall survive termination or expiration of the Agreement unless You indicate otherwise pursuant to sections 5.1 and 7.2 of this Schedule 3.

8.	Legal Consequences

The relationship between You and Apple established by this Schedule 3 may have important legal and/or tax consequences for You. You acknowledge and agree that it is Your responsibility to consult with Your own legal and tax advisors with respect to Your legal and tax obligations hereunder.